UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

GRYPHON GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

601 N. Nevada Street
Carson City, Nevada 89703
(Address of principal executive offices) (Zip Code)

(604) 261-2229
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 5.02 below, the employment agreement between Robert L. Chapman and Gryphon Gold Corporation, a Nevada corporation (the “Registrant”), was terminated in connection with Mr. Chapman’s resignation effective July 26, 2012. No early termination penalties were incurred by the Registrant in connection with this resignation and termination of the employment agreement. The Registrant has agreed to pay severance to Mr. Chapman equal to five month’s salary during the Registrants normal payroll cycle. The Registrant has the option to pay severance installments in cash or shares of common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Registrant reports that Robert L. Chapman has resigned as its Chief Financial Officer effective July 26, 2012. Effective as of Mr. Chapman’s resignation, Mr. James O’Neil, our Chief Executive Officer, has been appointed as Interim Chief Financial Officer.

Mr. Chapman’s resignation was not as of a result of any disagreement with the Registrant’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure, or internal controls.

Item 7.01 Regulation FD Disclosure.

On July 30, 2012, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing Mr. Chapman’s departure. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Exhibits.

Exhibit	Description
99.1	Press Release, dated July 30, 2012*

* The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION.
(Registrant)

Dated: July 30, 2012	/s/ James O’Neil
James O’Neil
Chief Executive Officer and Interim Chief Financial
Officer